Exhibit 23.1

CONSENT OF BAGELL, JOSEPHS & COMPANY LLC

Bagell, Josephs & Company, LLC

200 Haddonfield Berlin Road, Gibbsboro, NJ 08026

Tel: 856.346.2628  Fax: 856.346.2882

Independent Accountants’ Consent

The Board of Directors

Moving Bytes Inc.

We consent to the incorporation by reference in the registration statements (Nos. 333-10826, 333-12078 and 333-12916) on Form S-8 of Moving Bytes Inc. of our report dated April 6, 2005 with respect to the consolidated balance sheet of Moving Bytes Inc. as of December 31, 2004, and the related consolidated statements of operations and deficit and cash flows for the year then ended, which report appears in the Annual Report on Form 10-KSB of Moving Bytes Inc.

Our report dated April 6, 2005 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raises substantial doubt about its ability to continue as a going concern.  The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

BAGELL, JOSEPHS & COMPANY, LLC

BAGELL, JOSEPHS & COMPANY, LLC

Gibbsboro, New Jersey

April 6, 2005